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Exhibit 10.59

SEPARATION AGREEMENT AND RELEASE

        It is hereby agreed by Lisa Salamone ("Employee") and Restoration Hardware, a Delaware corporation (the "Company"), as follows:

1.
TERMINATION OF EMPLOYMENT. Employee acknowledges that she is no longer employed with the Company, effective March 6, 2003 after which date she will perform no further duties, functions or services for the Company.

2.
PAYMENT OF MONIES OWED. Employee acknowledges that the Company has paid all accrued vacation pay through March 6, 2003, all commissions and/or bonuses owed to her, and all business expenses, if any, incurred by Employee as a result of her employment with the Company.

3.
SALARY CONTINUATION. The Company agrees to pay Employee, on a salary continuation basis, her current pay at an annualized salary of $275,000.00 through August 29, 2003, unless she accepts another offer of employment, prior to that date, in which she is paid an amount equivalent to or in excess of her annualized salary at Restoration Hardware. Employee will receive bi-weekly payroll checks concurrent with the Company's payroll cycles.

4.
CONTINUED BENEFITS COVERAGE. Employee will receive continuous benefits coverage, through August 31, 2003. Employee will continue to pay her current employee premium for this benefits coverage. Employee will be offered the opportunity to elect coverage through COBRA effective September 1, 2003. The employee will submit her employee premium on a monthly basis to ensure continued coverage. If the employee premium changes effective May 1, 2003, the employee's premium will change accordingly.

5.
ACKNOWLEDGMENT OF FULL PAYMENT. Employee acknowledges that the payments and arrangements described in paragraphs 2 through 4 above shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of her employment with the Company and/or the termination of that employment, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments and arrangements specified in paragraph 3 above.

6.
NON-DISCLOSURE OF TRADE SECRETS. In consideration for the foregoing, Employee acknowledges and agrees:

(a)
That she has not revealed and subsequent to the execution of this Agreement she will not at any time reveal, either directly or indirectly, to any person, company, business, firm or corporation, nor use for her own purposes, any trade secret, proprietary information or any confidential information about The Company, its service, its customers, or its methods of doing business;

(b)
For the purposes of this paragraph, it is understood that the term "The Company" includes all operations and profit centers of The Company and/or its respective parents, subsidiaries and affiliates.

7.
RELEASE. In further consideration for the foregoing, Employee hereby releases and discharges The Company and its respective parents, subsidiaries and affiliates, and each of its and their respective directors, officers, agents, servants and employees, past and present, and each of them (collectively referred to as "Releasees"), from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which Employee now owns or holds or has at any time heretofore owned or held as against said Releasees; and without limiting the generality of the foregoing, releases and discharges any and all claims, demands, agreements, obligations and causes of action, known or unknown by Employee, arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof regarding Employee's employment relationship with The Company and/or the termination of that employment. This release pertains to, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination (including but not limited to claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, and/or the California Fair Employment and Housing Act) and/or claims arising out of any legal restrictions upon The Company's right to terminate Employee's employment.

8.
WAIVER. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.

  For the purposes of implementing a full and complete release and discharge of Releasees, Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to her employment with The Company and/or the termination of that employment

  Notwithstanding paragraphs 9 and 10 above, the Company agrees to indemnify and defend Employee from any claim, demand, action or cause of action asserted against Employee arising within the scope of Employee's employment with Company to the extent required by the bylaws of the Company, California Labor Code 2802, and/or California Corporations Code 317.

9.
NO FILINGS. Employee agrees that she will not initiate any suit or action before any federal, state or local judicial or administrative forum with respect to any matter arising out of or connected with her employment with The Company and/or the termination of that employment; and that, without subpoena, she will at The Company's request, testify in any judicial or administrative proceedings to which The Company is a party with respect to any matter involving the affairs of The Company of which she has knowledge.

10.
CONFIDENTIALITY. Employee represents and agrees that she will keep the terms, amount and fact of this Agreement confidential, and that she will not disclose any information concerning this Agreement to any third person, including, but not limited to, any past or present employee of The Company, except as may be required by law, family members or those with whom she conducts personal business.

11.
NO REPRESENTATION. Employee represents and acknowledges that in executing this Agreement she does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

12.
BINDING AGREEMENT. This Agreement shall be binding upon Employee and her heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

13.
GOVERNING LAW. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as whole, according to its fair meaning, and not strictly for or against any of the parties.

14.
SEPARABILITY. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

15.
CONSIDERATION PERIOD. Employee acknowledges that she has been advised by The Company that she is entitled to a period of at least twenty one days within which to consider this Agreement before signing it, if she wishes. Employee expressly acknowledges that she has taken sufficient time to consider this Agreement before signing it.

16.
INDIVIDUAL AGREEMENT. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

17.
REVOCATION PERIOD. This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time Employee may revoke this Agreement if she wishes to do so. Any revocation must be in writing and directed to Gray Friedman, Chief Executive Officer and President.

18.
VOLUNTARY AGREEMENT. Employee acknowledges that she is fully aware of her right to discuss any and all aspects of this matter with an attorney of her choice, that The Company has advised her of that right, that she has carefully read and fully understands all of the provisions of this Agreement, and that she is voluntarily entering into this Agreement.

19.
ENTIRE AGREEMENT. This agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement.

        PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ LISA SALAMONE	3/6/03

Lisa Salamone	Date

Executed at Corte Madera, California, this fourth day of March 2003.

Restoration Hardware

/s/ GARY FRIEDMAN	3/4/03

Gary Friedman CEO and President	Date

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SEPARATION AGREEMENT AND RELEASE